Exhibit 99.1
Starbucks Reports Q1 Fiscal 2022 Results
Q1 Consolidated Net Revenues Up 19% to $8.1 Billion
Q1 Comparable Store Sales Up 13% Globally; U.S. Up 18% with 12% Two-Year Growth
Q1 GAAP EPS $0.69; Non-GAAP EPS of $0.72 Impacted by Greater-Than-Anticipated Inflation, COVID-19 Related Pay and Staffing Costs
China Surpasses 5,500 Stores, Pushing Global Store Count to Record 34,317
Active Starbucks® Rewards Membership in the U.S. Up 21% Year-Over-Year to 26.4 Million

SEATTLE; February 1, 2022 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended January 2, 2022. GAAP results in fiscal 2022 and fiscal 2021 include items that are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

“This holiday quarter delivered strong revenue growth highlighted by incredible customer demand for Starbucks. As we enter the third year of this pandemic, our stores continue to play an important role as a community gathering place that offers safe, familiar and convenient experiences for our customers. Although demand was strong, this pandemic has not been linear, and the macro environment remains dynamic as we experienced higher-than-expected inflationary pressures, increased costs due to Omicron and a tight labor market. We remain focused on actions that drive both top and bottom line growth, including industry-leading investments to attract, train and retain the best talent for our stores as customer occasions increase,” said Kevin Johnson, president and ceo.

“Starbucks will continue to proactively address the industry challenges and operating environment while maintaining our focus on Starbucks partners and customers. Our brand is more resilient than ever as we navigate the future of Starbucks together,” concluded Johnson.

Q1 Fiscal 2022 Highlights

•Global comparable store sales increased 13%, driven by a 10% increase in comparable transactions and a 3% increase in average ticket
◦North America and U.S. comparable store sales increased 18%, primarily driven by a 12% increase in comparable transactions and a 6% increase in average ticket
◦International comparable store sales decreased 3%, driven by a 5% decline in average ticket, partially offset by a 2% increase in comparable transactions; China comparable store sales decreased 14%, driven by a 9% decline in average ticket and a 6% decline in transactions; International and China comparable store sales include adverse impacts of approximately 3% and 4%, respectively, from lapping prior-year value-added tax exemptions in China
•The company opened 484 net new stores in the first quarter of fiscal 2022, yielding 4% year-over-year unit growth, ending the period with a record 34,317 stores globally, of which 51% and 49% were company-operated and licensed, respectively
◦Stores in the U.S. and China comprised 61% of the company’s global portfolio at the end of the first quarter of fiscal 2022, with 15,500 and 5,557 stores, respectively
•Consolidated net revenues of $8.1 billion grew 19% compared to the prior year, mainly driven by a 13% increase in comparable store sales primarily from lapping the unfavorable impact of business disruption in the prior year due to the COVID-19 pandemic and strength of new U.S. company-operated stores compared to the prior year performance of stores closed as a part of our North America Trade Area Transformation
•GAAP operating margin of 14.6% increased from 13.5% in the prior year primarily driven by sales leverage from business recovery and the lapping of COVID-19 related costs in the prior year, pricing in North America and lapping the higher restructuring activities in the prior year primarily associated with the North America

Trade Area Transformation, partially offset by investments and growth in retail store partner wages and benefits as well as increased supply chain costs primarily due to inflationary pressures
◦Non-GAAP operating margin of 15.1% decreased from 15.4% in the prior year
•GAAP earnings per share of $0.69 grew 30% over the prior year
◦Non-GAAP earnings per share of $0.72 grew 18% over the prior year
•Starbucks® Rewards loyalty program 90-day active members in the U.S. increased to 26.4 million, up 21% year-over-year

Q1 North America Segment Results (1)

	Quarter Ended		Change (%)
($ in millions)	Jan 2, 2022	Dec 27, 2020
Change in Comparable Store Sales (2)	18%	(6)%
Change in Transactions	12%	(21)%
Change in Ticket	6%	20%
Store Count	16,888	16,890	nm
Revenues	$5,732.3	$4,675.6	23%
Operating Income	$1,083.1	$802.8	35%
Operating Margin	18.9%	17.2%	170 bps
(1) North America store count, revenues, operating income and operating margin for the quarter ended December 27, 2020, have been restated to conform with current period presentation.
(2) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed.

Net revenues for the North America segment grew 23% over Q1 FY21 to $5.7 billion in Q1 FY22, primarily driven by an 18% increase in company-operated comparable store sales, driven by a 12% increase in transactions and a 6% increase in average ticket, the performance of new stores compared to the closure of under-performing stores in the prior year and higher product and equipment sales to our licensees.

Operating income increased to $1.1 billion in Q1 FY22, up from $802.8 million in Q1 FY21. Operating margin of 18.9% expanded from 17.2% in the prior year, primarily driven by sales leverage from business recovery, the impact of pricing, lower restructuring expenses primarily associated with the North America Trade Area Transformation, sourcing savings and the benefits of the closure of under-performing stores. This expansion was partially offset by enhancements in retail store partner wages, increased supply chain costs due to inflationary pressures and higher spend on new partner training, onboarding and support costs to address labor market conditions.

Q1 International Segment Results (1)

	Quarter Ended		Change (%)
($ in millions)	Jan 2, 2022	Dec 27, 2020
Change in Comparable Store Sales (2)	(3)%	(3)%
Change in Transactions	2%	(10)%
Change in Ticket	(5)%	8%
Store Count	17,429	16,048	9%
Revenues	$1,875.9	$1,681.9	12%
Operating Income	$299.6	$283.0	6%
Operating Margin	16.0%	16.8%	(80) bps
(1) International store count, revenues, operating income and operating margin for the quarter ended December 27, 2020, have been restated to conform with current period presentation.
(2) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed. For the first quarter of fiscal 2022, the International segment's comparable store sales included a 3% adverse impact from lapping the prior-year value-added tax benefit in China.

Net revenues for the International segment grew 12% over Q1 FY21 to $1.9 billion in Q1 FY22, driven by 1,381 net new store openings, or 9% store growth, over the past 12 months, higher product sales to and royalty revenues from our licensees and the conversion of the Korea market from a joint venture to a fully licensed market in Q4 FY21. These increases were partially offset by a 3% decline in comparable store sales, all of which was attributable to lapping the prior-year VAT benefit in China, and the impact of unfavorable foreign currency translation.

Operating income increased to $299.6 million in Q1 FY22 compared to $283.0 million in Q1 FY21. Operating margin of 16.0% decreased from 16.8% in the prior year, primarily driven by investments in partner wages and other strategic investments as well as higher product and distribution costs from sales mix shift, partially offset by sales leverage.

Q1 Channel Development Segment Results

	Quarter Ended		Change (%)
($ in millions)	Jan 2, 2022	Dec 27, 2020
Revenues	$417.1	$371.4	12%
Operating Income	$183.2	$180.8	1%
Operating Margin	43.9%	48.7%	(480) bps

Net revenues for the Channel Development segment of $417.1 million in Q1 FY22 were 12% higher relative to Q1 FY21. The increase was primarily driven by growth in the Global Coffee Alliance and the International ready-to-drink businesses.

Operating income increased to $183.2 million in Q1 FY22, up from $180.8 million in Q1 FY21. Operating margin of 43.9% decreased from 48.7% in the prior year, as North American Coffee Partnership joint venture income declined due to supply chain constraints and inflationary pressures as well as a business mix shift.

Fiscal 2022 Financial Targets

The company will discuss fiscal year 2022 financial targets during its Q1 FY22 earnings conference call starting today at 2:00 p.m. Pacific Time. These items can be accessed on the company's Investor Relations website during and after the call. The company uses its website as a tool to disclose important information about the company and comply with its disclosure obligations under Regulation Fair Disclosure.

Company Updates

1.In January, the company shared a series of updates on programs and initiatives focused on advancing racial and social equity on behalf of its partners (employees) and communities. As a part of these updates, the company announced it will increase its annual spend with diverse suppliers to $1.5 billion by 2030. Starbucks will partner with other organizations to develop and grow supplier diversity excellence globally.

2.In January, the company also published data on its current workforce as part of its commitment to regularly share progress toward its goals to achieve Black, Indigenous and People of Color (BIPOC) representation of at least 30 percent at all corporate levels and at least 40 percent of all retail and manufacturing roles by 2025 in the U.S. As of October 2021, Starbucks U.S. partner base was 71.3% female and 48.2% BIPOC. Breaking down BIPOC representation further, Starbucks partners (employees) are 7.7% Black, 28.5% Hispanic or Latinx, 5.9% Asian, 4.8% Two or More Races, 0.6% American Indian or Alaskan Native and 0.5% Native Hawaiian or Other Pacific Islander.

3.In January, the company announced it will issue its first round of funding of $21 million across seven community development financial institutions. This funding will support small business growth and community development projects in BIPOC communities, as part of the company’s commitment to invest $100 million to launch the Starbucks Community Resilience Fund.

4.In January, the company announced it will launch a Leadership Accelerator Program this summer. Beginning with Starbucks BIPOC partners at the individual contributor level, this program will focus on empowering partner capacity for self-promotion, advocacy and career navigation while increasing diverse representation in the leadership pipeline at Starbucks.

5.In January, the company announced customers in China can now access the company's mobile order and delivery service, Starbucks® Delivers, on Meituan platforms market-wide, where Starbucks® Rewards members can enjoy the same benefits as using the Starbucks China app. Expanded features include added beverage customizations that closely replicate in-store ordering, all-new ‘smart’ technology that automatically reallocates orders to other stores when products are sold out and the delivery debut of Starbucks Reserve® in China.

6.In January, the company entered the high-growth energy drink category by introducing its first product to the energy aisle in grocery stores. A first-of-its-kind for Starbucks, Starbucks BAYATM is the first energy drink made with caffeine naturally found in the coffee fruit to join the Starbucks bottled and canned beverage portfolio. The new energy drink is available in three delicious fruit flavors – Mango Guava, Raspberry Lime and Pineapple Passionfruit.

7.In November, Starbucks® Pickup and Amazon Go collaborated to launch a new store concept located in New York City at 59th Street between Park and Lexington Avenues. The store is a combination of a Starbucks Pickup and Amazon Go, utilizing the order ahead feature in the Starbucks app and Amazon Go’s Just Walk Out technology to create an easy checkout experience, alongside a modernized lounge that features individual workspaces and expanded tables. The new store offers the full Starbucks menu and a curated assortment of food and beverages in the Amazon Go market, including fresh-prepared salads, sandwiches, bakery items and snack options.

8.In November, the company announced a collaboration with The Nature Conservancy to develop and scale Starbucks collaborative approach to sustainable dairy and environmental stewardship. This global effort will include pilots with U.S. Dairy Net Zero Initiative at Alliance Dairy, a farm that has been producing renewable energy from manure since 2012. It will also include pilots with Arla cooperative farmers in the U.K., who will be testing new farming practices to help reduce emissions associated with dairy production that can be scaled across Europe, the Middle East and Africa.

9.The Board of Directors declared a cash dividend of $0.49 per share, payable on February 25, 2022, to shareholders of record as of February 11, 2022.

10.The company repurchased 31.1 million shares of common stock in Q1 fiscal 2022; approximately 17.8 million shares remain available for purchase under the current authorization.

Conference Call
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Kevin Johnson, president and ceo, and Rachel Ruggeri, cfo. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Friday, March 4, 2022.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 34,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at stories.starbucks.com or www.starbucks.com.

Forward-Looking Statements
Certain statements contained herein and in our investor conference call related to these results are “forward-looking” statements within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to trends in or expectations relating to the effects of our existing and any future initiatives, strategies and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, the anticipated timing and effects of recovery of our business, the conversion of several market operations to fully licensed models, our plans for streamlining our operations, including store openings, closures and changes in store formats and models, expanding our licensing to Nestlé of our consumer packaged goods and Foodservice businesses and its effects on our Channel Development segment results, tax rates, business opportunities and expansion, strategic acquisitions, our future relationship with Starbucks Coffee Korea Co., Ltd., expenses, dividends, share repurchases, commodity costs and our mitigation strategies, liquidity, cash flow from operations, use of cash and cash requirements, investments, borrowing capacity and use of proceeds, continuing compliance with our covenants under our credit facilities and commercial paper program, repatriation of cash to the U.S., the likelihood of the issuance of additional debt and the applicable interest rate, the continuing impact of the COVID-19 pandemic on our financial results, future availability of governmental subsidies for COVID-19 or other public health events, the expected effects of new accounting pronouncements and the estimated impact of changes in U.S. tax law, including on tax rates, investments funded by these changes and potential outcomes and effects of legal proceedings. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: further spread of COVID-19 and related disruptions to our business; regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements, and the duration and efficacy of such restrictions; the potential for a resurgence of COVID-19 infections and the circulation of novel variants of COVID-19 in a given geographic region after it has hit its “peak”; fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans, including the successful expansion of our Global Coffee Alliance with Nestlé; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers, evolving consumer preferences and tastes and changes in consumer spending behavior; partner investments, changes in the availability and cost of labor including any union organizing efforts and our responses to such efforts; significant increased logistics costs; inflationary pressures; the impact of competition; inherent risks of operating a global business; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; and the effects of changes in tax laws and related guidance and regulations that may be implemented and other risks detailed in the company filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The company assumes no obligation to update any of these forward-looking statements.

Two-year Comparable Store Sales
The two-year comparable store sales metric discussed in today's investor conference call is calculated as ((1 + % change in comparable store sales in FY21) * (1 + % change in comparable store sales in FY22)) - 1. Refer to footnote 1 in the Segment Results and Supplemental Information sections in this press release for definitions of change in comparable store sales.

Key Metrics
The company's financial results and long-term growth model will continue to be driven by new store openings, comparable store sales growth and operating margin management. We believe these key operating metrics are useful to investors because management uses these metrics to assess the growth of our business and the effectiveness of our marketing and operational strategies.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Tiffany Willis	Maggie Jantzen
investorrelations@starbucks.com	press@starbucks.com
206-318-7100

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Jan 2, 2022	Dec 27, 2020	% Change	Jan 2, 2022	Dec 27, 2020

				As a % of total net revenues
Net revenues:
Company-operated stores	$6,722.4	$5,726.5	17.4%	83.5%	84.8%
Licensed stores	850.8	613.8	38.6	10.6	9.1
Other	477.2	409.1	16.6	5.9	6.1
Total net revenues	8,050.4	6,749.4	19.3	100.0	100.0
Product and distribution costs	2,526.9	2,049.1	23.3	31.4	30.4
Store operating expenses	3,400.0	2,867.3	18.6	42.2	42.5
Other operating expenses	101.7	91.8	10.8	1.3	1.4
Depreciation and amortization expenses	366.0	366.1	—	4.5	5.4
General and administrative expenses	525.8	472.1	11.4	6.5	7.0
Restructuring and impairments	(7.5)	72.2	(110.4)	(0.1)	1.1
Total operating expenses	6,912.9	5,918.6	16.8	85.9	87.7
Income from equity investees	40.3	82.7	(51.3)	0.5	1.2
Operating income	1,177.8	913.5	28.9	14.6	13.5
Interest income and other, net	(0.1)	15.5	(100.6)	—	0.2
Interest expense	(115.3)	(120.7)	(4.5)	(1.4)	(1.8)
Earnings before income taxes	1,062.4	808.3	31.4	13.2	12.0
Income tax expense	246.3	186.1	32.3	3.1	2.8
Net earnings including noncontrolling interests	816.1	622.2	31.2	10.1	9.2
Net earnings attributable to noncontrolling interests	0.2	—	nm	—	—
Net earnings attributable to Starbucks	$815.9	$622.2	31.1	10.1%	9.2%
Net earnings per common share - diluted	$0.69	$0.53	30.2%
Weighted avg. shares outstanding - diluted	1,176.6	1,183.0
Cash dividends declared per share	$0.49	$0.90
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				50.6%	50.1%
Effective tax rate including noncontrolling interests				23.2%	23.0%

Segment Results (in millions)

North America (1)

	Jan 2, 2022	Dec 27, 2020	% Change	Jan 2, 2022	Dec 27, 2020
Quarter Ended				As a % of North America total net revenues
Net revenues:
Company-operated stores	$5,214.1	$4,284.8	21.7%	91.0%	91.6%
Licensed stores	515.9	388.6	32.8	9.0	8.3
Other	2.3	2.2	4.5	—	—
Total net revenues	5,732.3	4,675.6	22.6	100.0	100.0
Product and distribution costs	1,629.4	1,260.6	29.3	28.4	27.0
Store operating expenses	2,702.4	2,238.8	20.7	47.1	47.9
Other operating expenses	48.2	41.5	16.1	0.8	0.9
Depreciation and amortization expenses	200.0	188.9	5.9	3.5	4.0
General and administrative expenses	76.7	70.8	8.3	1.3	1.5
Restructuring and impairments	(7.5)	72.2	(110.4)	(0.1)	1.5
Total operating expenses	4,649.2	3,872.8	20.0	81.1	82.8
Operating income	$1,083.1	$802.8	34.9%	18.9%	17.2%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				51.8%	52.2%
(1)North America licensed store revenues, total net revenues, product and distribution costs, other operating expenses, total operating expenses and operating income for the quarter ended December 27, 2020, have been restated to conform with current period presentation.
International (1)

	Jan 2, 2022	Dec 27, 2020	% Change	Jan 2, 2022	Dec 27, 2020
Quarter Ended				As a % of International total net revenues
Net revenues:
Company-operated stores	$1,508.3	$1,441.7	4.6%	80.4%	85.7%
Licensed stores	334.9	225.2	48.7	17.9	13.4
Other	32.7	15.0	118.0	1.7	0.9
Total net revenues	1,875.9	1,681.9	11.5	100.0	100.0
Product and distribution costs	615.8	536.0	14.9	32.8	31.9
Store operating expenses	697.6	628.5	11.0	37.2	37.4
Other operating expenses	39.2	35.6	10.1	2.1	2.1
Depreciation and amortization expenses	133.1	140.0	(4.9)	7.1	8.3
General and administrative expenses	91.3	85.1	7.3	4.9	5.1
Total operating expenses	1,577.0	1,425.2	10.7	84.1	84.7
Income from equity investees	0.7	26.3	(97.3)	—	1.6
Operating income	$299.6	$283.0	5.9%	16.0%	16.8%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				46.3%	43.6%
(1)International licensed store revenues, total net revenues, product and distribution costs, other operating expenses, general and administrative expenses, total operating expenses and operating income for the quarter ended December 27, 2020, have been restated to conform with current period presentation.

Channel Development

	Jan 2, 2022	Dec 27, 2020	% Change	Jan 2, 2022	Dec 27, 2020
Quarter Ended				As a % of Channel Development total net revenues
Net revenues	$417.1	$371.4	12.3%
Product and distribution costs	258.8	233.5	10.8	62.0%	62.9%
Other operating expenses	11.4	11.1	2.7	2.7	3.0
Depreciation and amortization expenses	—	0.2	(100.0)	—	0.1
General and administrative expenses	3.3	2.2	50.0	0.8	0.6
Total operating expenses	273.5	247.0	10.7	65.6	66.5
Income from equity investees	39.6	56.4	(29.8)	9.5	15.2
Operating income	$183.2	$180.8	1.3%	43.9%	48.7%
Corporate and Other (1)

	Jan 2, 2022	Dec 27, 2020	% Change

Quarter Ended
Net revenues	$25.1	$20.5	22.4%
Product and distribution costs	22.9	19.0	20.5
Other operating expenses	2.9	3.6	(19.4)
Depreciation and amortization expenses	32.9	37.0	(11.1)
General and administrative expenses	354.5	314.0	12.9
Total operating expenses	413.2	373.6	10.6
Operating loss	$(388.1)	$(353.1)	9.9%
(1)Corporate and other general and administrative expenses, total operating expenses and operating loss for the quarter ended December 27, 2020, have been restated to conform with current period presentation.
Corporate and Other primarily consists of our unallocated corporate operating expenses and Evolution Fresh.

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	Jan 2, 2022	Oct 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$3,969.4	$6,455.7
Short-term investments	87.4	162.2
Accounts receivable, net	1,031.1	940.0
Inventories	1,637.1	1,603.9
Prepaid expenses and other current assets	530.1	594.6
Total current assets	7,255.1	9,756.4
Long-term investments	299.6	281.7
Equity investments	251.9	268.5
Property, plant and equipment, net	6,398.0	6,369.5
Operating lease, right-of-use asset	8,203.4	8,236.0
Deferred income taxes, net	1,859.7	1,874.8
Other long-term assets	588.0	578.5
Other intangible assets	302.5	349.9
Goodwill	3,675.7	3,677.3
TOTAL ASSETS	$28,833.9	$31,392.6
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,289.4	$1,211.6
Accrued liabilities	2,444.3	2,321.2
Accrued payroll and benefits	664.1	772.3
Current portion of operating lease liability	1,253.3	1,251.3
Stored value card liability and current portion of deferred revenue	2,070.7	1,596.1
Short-term debt	200.0	—
Current portion of long-term debt	999.3	998.9
Total current liabilities	8,921.1	8,151.4
Long-term debt	13,586.3	13,616.9
Operating lease liability	7,708.0	7,738.0
Deferred revenue	6,447.7	6,463.0
Other long-term liabilities	621.1	737.8
Total liabilities	37,284.2	36,707.1
Shareholders' deficit:
Common stock ($0.001 par value) — authorized, 2,400.0 shares; issued and outstanding, 1,151.6 and 1,180.0 shares, respectively	1.2	1.2
Additional paid-in capital	41.1	846.1
Retained deficit	(8,753.0)	(6,315.7)
Accumulated other comprehensive income	253.5	147.2
Total shareholders’ deficit	(8,457.2)	(5,321.2)
Noncontrolling interests	6.9	6.7
Total deficit	(8,450.3)	(5,314.5)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)	$28,833.9	$31,392.6

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Quarter Ended
	Jan 2, 2022	Dec 27, 2020
OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$816.1	$622.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	386.4	388.4
Deferred income taxes, net	(0.3)	(6.1)
Income earned from equity method investees	(46.6)	(69.0)
Distributions received from equity method investees	44.9	77.2
Stock-based compensation	95.8	99.3
Non-cash lease costs	330.4	308.3
Loss on retirement and impairment of assets	50.7	132.6
Other	(4.9)	(10.2)
Cash provided by/(used in) changes in operating assets and liabilities:
Accounts receivable	(91.6)	19.6
Inventories	(36.0)	90.1
Prepaid expenses and other current assets	64.6	5.2
Accounts payable	84.0	24.8
Deferred revenue	461.3	398.9
Operating lease liability	(363.3)	(314.8)
Other operating assets and liabilities	79.4	69.2
Net cash provided by operating activities	1,870.9	1,835.7
INVESTING ACTIVITIES:
Purchases of investments	(61.0)	(135.5)
Sales of investments	72.6	91.2
Maturities and calls of investments	45.6	113.7
Additions to property, plant and equipment	(416.8)	(324.2)
Other	(41.4)	(17.7)
Net cash used in investing activities	(401.0)	(272.5)
FINANCING ACTIVITIES:
Proceeds from issuance of commercial paper	200.0	—
Net proceeds from issuance of short-term debt	—	192.9
Repayments of short-term debt	—	(144.7)
Repayments of long-term debt	—	(500.0)
Proceeds from issuance of common stock	41.3	102.8
Cash dividends paid	(576.0)	(528.2)
Repurchase of common stock	(3,520.9)	—
Minimum tax withholdings on share-based awards	(113.6)	(88.6)
Net cash used in financing activities	(3,969.2)	(965.8)
Effect of exchange rate changes on cash and cash equivalents	13.0	79.8
Net increase/(decrease) in cash and cash equivalents	(2,486.3)	677.2
CASH AND CASH EQUIVALENTS:
Beginning of period	6,455.7	4,350.9
End of period	$3,969.4	$5,028.1
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$108.3	$130.0
Income taxes	$161.4	$109.4

Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended		Change (%)
($ in millions)	Jan 2, 2022	Dec 27, 2020
Revenues	$5,314.4	$4,318.9	23%
Change in Comparable Store Sales (1)	18%	(5)%
Change in Transactions	12%	(21)%
Change in Ticket	6%	19%
Store Count	15,500	15,340	1%
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed.

China Supplemental Data

	Quarter Ended		Change (%)
($ in millions)	Jan 2, 2022	Dec 27, 2020
Revenues	$897.2	$911.1	(2)%
Change in Comparable Store Sales (1)	(14)%	5%
Change in Transactions	(6)%	(3)%
Change in Ticket	(9)%	9%
Store Count	5,557	4,863	14%
(1)Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates, stores identified for permanent closure and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed. Comparable store sales for the first quarter of fiscal 2022 included a 4% adverse impact from lapping the prior-year value-added tax benefit.

Store Data

	Net stores opened/(closed) and transferred during the period
	Quarter Ended		Stores open as of
	Jan 2, 2022	Dec 27, 2020	Jan 2, 2022	Dec 27, 2020
North America:
Company-operated stores	39	(80)	9,900	10,029
Licensed stores	23	30	6,988	6,861
Total North America (1)	62	(50)	16,888	16,890
International:
Company-operated stores	213	185	7,485	6,713
Licensed stores	209	143	9,944	9,335
Total International (1)	422	328	17,429	16,048
Total Company	484	278	34,317	32,938
(1)North America and International licensed and total stores as of December 27, 2020, have been recast as a result of our fiscal 2021 operating segment reporting structure realignment.

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measures of non-GAAP general and administrative expenses (G&A), non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share exclude the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share are general and administrative expenses, operating income, operating income growth, operating margin, effective tax rate and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Restructuring and impairment costs	Management excludes restructuring and impairment costs relating to the write-down of certain company-operated store and corporate assets. Management excludes these items for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Integration costs	Management excludes amortization of the acquired intangible assets for reasons discussed above. Additionally, these acquired intangible assets will be amortized over a finite period of time.

Non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

Certain non-GAAP measures included in this report were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. The company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include acquisitions, divestitures, restructuring and other items. The unavailable information could have a significant impact on the company’s GAAP financial results.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Quarter Ended
Consolidated	Jan 2, 2022	Dec 27, 2020 (1)	Change
General and administrative expenses, as reported (GAAP)	$525.8	$472.1	11.4%
Integration costs (2)	(0.1)	—
Non-GAAP G&A	$525.7	$472.1	11.4%
Non-GAAP G&A as a % of total net revenues (3)	6.5%	7.0%

Operating income, as reported (GAAP)	$1,177.8	$913.5	28.9%
Restructuring and impairment costs (4)	(7.5)	72.2
Integration costs (2)	42.8	53.4
Non-GAAP operating income	$1,213.1	$1,039.1	16.7%

Operating margin, as reported (GAAP)	14.6%	13.5%	110 bps
Restructuring and impairment costs (4)	(0.1)	1.1
Integration costs (2)	0.6	0.8
Non-GAAP operating margin	15.1%	15.4%	(30) bps

Diluted net earnings per share, as reported (GAAP)	$0.69	$0.53	30.2%
Restructuring and impairment costs (4)	(0.01)	0.06
Integration costs (2)	0.05	0.05
Income tax effect on Non-GAAP adjustments (5)	(0.01)	(0.03)
Non-GAAP EPS	$0.72	$0.61	18.0%
(1)In the first quarter of fiscal 2022, the company changed its treatment of removing certain integration costs related to the acquisitions of Starbucks Japan and East China for its non-GAAP financial measures. Integration costs, primarily related to information technology investments and compensation-related programs, are deemed to be representative of ongoing operations. These integration costs will remain in our non-GAAP measures, and non-GAAP measures for the quarter ended December 27, 2020 have been recast to reflect this change.
(2)Includes amortization expense of acquired intangible assets associated with the acquisition of East China. Fiscal 2021 also includes amortization expense of acquired intangible assets associated with the acquisition of Starbucks Japan.
(3)Non-GAAP G&A as a percentage of total net revenues for the first quarter of fiscal 2022 was 6.5%. Non-GAAP G&A as a percentage of total net revenues for the first quarter of fiscal years 2021 and 2020 was 7.0% and 6.1%, respectively. Refer to the Starbucks Investor Relations website for additional information regarding historical non-GAAP information.
(4)Represents costs associated with our restructuring efforts and change in estimate relating to an accrual adjustment in the current period.
(5)Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

Q1 QTD FY22 NON-GAAP DISCLOSURE DETAILS
(in millions and before income taxes)

Q1 QTD FY22	North America	International	Channel Development	Corporate and Other		Consolidated
Statement of Earnings Line Item	Restructuring and Impairment Costs	Integration Costs	Nestlé Transaction and Integration-Related Costs	Integration Costs	Restructuring and Impairment Costs	Total Non-GAAP Adjustment
Depreciation and amortization expenses	$—	$42.7	$—	$—	$—	$42.7
General and administrative expenses		0.1				0.1
Restructuring and impairments	(7.5)					(7.5)
Total impact to operating income	$7.5	$(42.8)	$—	$—	$—	$(35.3)